Exhibit 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated April 5, 1996 on the consolidated financial statements of Champps Entertainment, Inc. (which are included in the restated combined financial statements of Unique Casual Restaurants, Inc.) It should be noted we have performed no audit procedures subsequent to April 5, 1996, the date of our report. Furthermore, we have not audited any financial statements of Champps Entertainment, Inc. as of any date or for any period subsequent to July 2, 1995.



                                                             ARTHUR ANDERSEN LLP



Minneapolis, Minnesota,
October 13, 1997